TROUTMAN SANDERS LLP

ATTORNEYS AT LAW
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TELEPHONE: 212-704-6000
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Joseph Walsh	Direct Dial:212-704-6030
joseph.walsh@troutmansanders.com	Direct Fax:212-704-5919

February 12, 2010

Via Edgar
Mr. H. Christopher Owings
Assistant Director
United States Securities and Exchange Commission
Division of Corporation Finance
100 F. Street, N.E.
Washington, DC 20549

RE:          dELiA*s, Inc.
File No. 000-51648
Comment Letter dated January 29, 2010

Dear Mr. Owings:

By letter dated January 29, 2010, the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission provided comments to the following filings of dELiA*s, Inc. (the “Company”):

•	Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2009 filed on April 16, 2009;
•	Definitive Proxy Statement on Schedule 14A filed on May 1, 2009;
•	Quarterly Report on Form 10-Q for the Period Ended October 31, 2009 filed on December 10, 2009;
•	Quarterly Report on Form 10-Q for the Period Ended August 1, 2009 filed on September 10, 2009; and
•	Quarterly Report on Form 10-Q for the Period Ended May 2, 2009 filed on June 11, 2009.

In the January 29, 2010 letter, the Staff requested that the Company respond to the comments within 10 business days or otherwise advise the Staff of the timing of the Company’s response.

As discussed today with Lilyanna L. Peyser, Esq., the Company has requested additional time to respond to the Staff’s comments.  The Company intends to provide its response on or before March 5, 2010.

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW

United States Securities and Exchange Commission
February 12, 2009

If you have any questions regarding this letter, please contact the undersigned at the numbers set forth above or my colleague, William D. Freedman, at (212) 704-6193.

Very truly yours,

/s/ Joseph Walsh

Joseph Walsh

cc:	Lilyanna L. Peyser, Esq.
US Securities and Exchange Commission

Brigitte Lippman, Esq.
US Securities and Exchange Commission

Mr. Robert E. Bernard,
dELiA*s, Inc.

Marc G. Schuback, Esq.
dELiA*s, Inc.

William D. Freedman, Esq.
Troutman Sanders LLP